TRANSAMERICA

REINSURANCE

                      Automatic Reinsurance Agreement For

                              [THE TRAVELERS LOGO]

                                              [TRANSAMERICA LIFE COMPANIES LOGO]

                                   AUTOMATIC

                         ANNUITY REINSURANCE AGREEMENT

                                  (No. 7023-1)

                                    Between

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                            of Hartford, Connecticut

                         (referred to as the Reinsured)

                                      and

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                           of Los Angeles, California

                         (referred to as the Reinsurer)

                             EFFECTIVE JULY 1,1995.

                                TABLE OF CONTENTS

        ARTICLE                                      PAGE NO.
        -------                                      --------
   I    AUTOMATIC REINSURANCE                           1
  II    LIABILITY                                       1
 III    REINSURANCE PREMIUMS                            2
  IV    CLAIMS                                          2
   V    REPORTING & SETTLEMENT                          2
  VI    GENERAL PROVISIONS                              3
 VII    INSOLVENCY OF THE REINSURED                     4
VIII    REGULATORY COMPLIANCE                           5
  IX    DURATION OF AGREEMENT                           5
   X    ARBITRATION                                     6
  XI    DAC TAX - SECTION 1.848-2(g)(8) ELECTION        6
 XII    ENTIRE AGREEMENT                                7
XIII    OFFSET                                          7
 XIV    EXECUTION                                       8

SCHEDULE A - BUSINESS REINSURED                         9
SCHEDULE B - MONTHLY REPORTING                         10
SCHEDULE C - ADDITIONAL MONTHLY REPORTING              11
SCHEDULE D - QUARTERLY REPORTING                       12
SCHEDULE E - ANNUAL REPORTING                          13
SCHEDULE F - FUNDS OR ACCOUNTS                         14

THE REINSURED AND THE REINSURER MUTUALLY AGREE TO REINSURE ON THE TERMS AND CONDITIONS SET OUT BELOW.

                                   ARTICLE I
                             AUTOMATIC REINSURANCE

1. Insurance. The Reinsured will cede and the Reinsurer will accept as reinsurance a 25% quota share of the Mortality Net Amount at Risk as defined in Article V, generated prior to annuitization on the policies written by the Reinsured on the contract forms shown in Schedule A and as may be amended for required state variations.

2. Coverages. The policies reinsured in Schedule A are Flexible Premium Deferred Variable Annuity policies.

3. Accounts. Contract values will initially be invested in the Accounts listed in Schedule F. The Reinsured may amend, substitute, add, or delete separate accounts or underlying funds to the contracts as described in the contract general provisions. No such change will be made by the Reinsured without prior notification to the Reinsurer and without prior approval by the Securities and Exchange Commission as required by law.

                                   ARTICLE II
                                   LIABILITY

1. The Reinsurer's liability for reinsurance under this Agreement will begin simultaneously with the Reinsured's liability. The Reinsurer's liability for reinsurance will terminate when the Reinsured's liability terminates.

2. The liability of the Reinsurer shall be settled and paid to the Reinsured monthly on the basis of the monthly reports prepared by the Reinsured in the form of Schedule B.

3. This is an agreement solely between the Reinsured and the Reinsurer. There will be no legal relationship between the Reinsurer and any person having an interest of any kind in the Reinsured's insurance.

                                  ARTICLE III
                              REINSURANCE PREMIUMS

1. The daily reinsurance premiums shall be equal to the sum of the day-end account values of the annuities reinsured hereunder multiplied by the quota share applicable to that contract and further multiplied by one of the following daily reinsurance rate factors, depending on the death benefit type employed in the contract reinsured:

Death Benefit Type     Daily Reinsurance Rate Factor
------------------     -----------------------------
     Standard                    .00000359
     Enhanced                    .00000663

2. The daily reinsurance premiums will be accumulated without interest and paid monthly to the Reinsurer in accordance with Article V.

                                   ARTICLE IV
                                     CLAIMS

1. All reinsurance claim settlements are subject to the terms and conditions of the particular contract under which the Reinsured is liable.

2. At the time of claim, the amount payable by the Reinsurer will be the Mortality Net Amount at Risk, defined to be the difference between the death benefit payable by the Reinsured and the cash surrender value for the policy.

3. Payment of reinsurance proceeds will be made in a single sum regardless of the Reinsured's mode of settlement.

                                   ARTICLE V
                             REPORTING & SETTLEMENT

1. The Reinsured will provide the Reinsurer with information necessary to properly account for the business reinsured as specified in this section.

2. Not later than thirty (30) days after the end of each month, the Reinsured will submit reports substantially in accord with Schedules B and C. Not later than thirty (30) days after the end of each quarter, the Reinsured will submit a report substantially in accord with Schedule D. From time to time as necessary, the Reinsured will submit a report substantially in accord with Schedule E. The Reinsured agrees to provide or make available to the Reinsurer such documentation as may be necessary to support the items reported.

3. Payment of any amount due to be paid by the Reinsurer or the Reinsured shall be determined on a net basis. If the net balance is due the Reinsurer, the amount should be remitted with the monthly reports. If the net balance is due the Reinsured, it shall be paid within two weeks after receipt of the monthly reports.

                                   ARTICLE VI
                               GENERAL PROVISIONS

1. Reinsurance Conditions. The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Reinsured on which the reinsurance is based.

2 Expenses. In no event will the Reinsurer have any liability for any extra-contractual damages which are rendered against the Reinsured as a result of acts, omissions or course of conduct committed by the Reinsured in connection with the annuity contracts reinsured under this Agreement.

3. Oversights. If there is an unintentional oversight or misunderstanding in the administration of this Agreement by either company, it can be corrected provided the correction takes place promptly after the oversight or misunderstanding is first discovered. Both companies will be restored to the position they would have occupied had the oversight or misunderstanding not occurred. Interest at a rate to be determined annually will be payable on any amounts due to either party as a result of the oversight or misunderstanding.

4. Inspection. At any reasonable time, the Reinsurer may inspect at the Reinsured's Home Office the original papers and any and all other books or documents relating to or affecting reinsurance under this Agreement.

     It is agreed by the Reinsurer that any information that is made available for inspection under this section of the Agreement shall be kept confidential and under no circumstances may this information be disclosed to, or made available for inspection by, any third party without the prior consent of the Reinsured.

5. Assignment or transfer. In no event shall either the Reinsured or the Reinsurer assign any of its rights, duties or obligations under this Agreement without the prior written approval of the other party. Such approval shall not unreasonably be withheld.

     In no event shall either the Reinsured or the Reinsurer transfer either the policies reinsured under this Agreement or the reinsurance without the prior written approval of the other party. Such approval shall not unreasonable be withheld. This provision is not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

 6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with the applicable federal law and the laws of the State of California.

7. Premium Taxes. The Reinsurer will not be liable for premium taxes on direct annuity premiums received by the Reinsured.

                                  ARTICLE VII
                          INSOLVENCY OF THE REINSURED

1. The reinsurance amount due, when such amount is ascertained, shall be payable upon demand by the Reinsured at the same time as the Reinsured shall pay its net retained portion of such an obligation, with reasonable provision for verification before payment. The reinsurance shall be payable by the Reinsurer on the basis of the liability of the Reinsured under the Policies without diminution because of the insolvency of the Reinsured. In the event of the insolvency and the appointment of a conservator, liquidator or statutory successor for the Reinsured, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, with reasonable provisions for verification, on the basis of claims allowed against the Reinsured by any court of competent jurisdiction or by a conservator, liquidator or statutory successor of the Reinsured having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor had failed to pay all or a portion of any claims.

2. The Reinsured's conservator, liquidator, or statutory successor shall give the Reinsurer written notice of the pendency of a claim against the Reinsured indicating the Policy within a reasonable time after such claim is filed. The Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured, or its conservator, liquidator or statutory successor.

3. Any expense incurred by the Reinsurer, pursuant to paragraph 2 above, shall be payable subject to court approval out of the estate of the Reinsured as part of the expense of conservation or liquidation to the extent of the Reinsurer's portion of the benefit which may accrue to the Reinsured in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Reinsured.

                                  ARTICLE VIII
                             REGULATORY COMPLIANCE

1. The Reinsurer agrees to maintain licenses, provide any required security and to comply with other regulations to the extent necessary for the Reinsured to receive statutory reserve credit in all jurisdictions in which the Reinsured is licensed on the Effective Date of this Agreement for the reinsurance ceded under this Agreement.

                                   ARTICLE IX
                             DURATION OF AGREEMENT

1. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article below.

2. The Reinsured may reduce the reinsurance quota share ceded on new business to any amount at its option from the percentage specified in Article I, at any time the total Contract Values on the portion of the business ceded to the Reinsurer exceeds $1,000,000,000. The Reinsured may increase the quota share on new business to any amount at its option at any time the total Contract Values on the portion of the business ceded to the Reinsurer exceeds $333,333,333. The excess amounts stated in this paragraph shall apply to the combined excess amounts of the Reinsured and those of The Travelers Insurance Company, which are covered under Reinsurance Agreement No. 7022-2, effective June 1, 1994.

3. Any time on or after the tenth anniversary of this Agreement, the Reinsured may, upon ninety (90) days written notice, elect to cancel the reinsurance in force under the Agreement. Upon such termination, the Reinsured will owe the Reinsurer a Recapture Charge (if positive) equal to the accumulated value of claims paid by the Reinsurer to date minus 90% of the accumulated value of the premiums paid by the Reinsured to date, each at an annual effective interest rate of 10%.

4. The Reinsured may cancel this Agreement for new business and cancel the inforce reinsurance previously ceded under this Agreement with no Recapture Charge upon the occurrence of either of the following events:

     (a) The statutory capital and surplus of the Reinsurer falls below the NAIC Authorized Control Level Risk Based Capital; or

     (b) The Reinsured loses reserve credit in a jurisdiction in which it was licensed on the effective date of this Agreement and the Reinsured and the Reinsurer have not been able to correct the loss of reserve credit within ninety (90) days after receiving notice of the loss.

5. Upon one hundred eighty (180) days written notice, either the Reinsured or the Reinsurer may cancel this Agreement for new business any time on or after the third anniversary of this Agreement.

                                   ARTICLE X
                                  ARBITRATION

1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

2. If the two arbitrators fail to agree on the selection of a third arbitrator within sixty (60) days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen's agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from this written decision.

4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

                                  ARTICLE XII
                   DAC TAX - SECTION 1.848-2(G) (8) ELECTION

1. The term "party" will refer to either the Reinsured or the Reinsurer as appropriate.

2.   The terms used in this Article are defined by reference to Regulation
     Section 1.848-2 in effect December 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or is otherwise required by the Internal Revenue Service.

 5. The Reinsured will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Reinsured stating that the Reinsured will report such net consideration in its tax return for the preceding calendar year.

6. The Reinsurer may contest such calculation by providing an alternative calculation to the Reinsured in writing within thirty days of the Reinsurer's receipt of the Reinsured's calculation. If the Reinsurer does not so notify the Reinsured, the Reinsurer will report the net consideration as determined by the Reinsured in the Reinsurer's tax return for the previous calendar year.

7. If the Reinsurer contests the Reinsured's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                  ARTICLE XII
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

                                  ARTICLE XIII
                                     OFFSET

1. The Reinsured and the Reinsurer shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

                                  ARTICLE XIV
                                   EXECUTION

In witness of the above, this Agreement is signed in duplicate at the dates and places indicated and shall be effective as of July 1, 1995.

THE TRAVELERS LIFE                     TRANSAMERICA OCCIDENTAL
AND ANNUITY COMPANY                    LIFE INSURANCE COMPANY
at Hartford, Connecticut,              at Charlotte, North Carolina,
on August 2, 1995.                     on May 25, 1995.

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title: Vice President                  Second Vice President

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title: Counsel                         Vice President

                                   SCHEDULE A
                               BUSINESS REINSURED

1. The insureds must purchase contracts from the Reinsured consistent with its normal procedures and practices and be residents at issue of the United States, Bahamas, British Virgin Islands, Guam, Puerto Rico or U.S. Virgin Islands.

2.   Form Name and Type

Non Tax Qualified         Tax Qualified
Form Numbers              Forms Numbers
-----------------         --------------
TL-12756                  TL-12778
TL-12757                  TL-12779
TL-12757E                 TL-12779E
TL-12758                  TL-12780
TL-12759                  TL-12781
TL-12791                  TL-12794
TL-12793                  TL-12768
                          TL-12769
                          TL-12770

                                   SCHEDULE B
                               MONTHLY REPORTING

1.      Premiums due the Reinsurer

2.      Claims Payable by the Reinsurer

3.      Current Account Value by fund and split by issue ages 0-64 and 65 +.

                                   SCHEDULE C
                          ADDITIONAL MONTHLY REPORTING

1.      Annualized unit return on each fund

2.      Direct premium received by the Reinsured

3.      Listing of contracts with account values in excess of $2 million.

                                   SCHEDULE D
                              QUARTERLY REPORTING

1.      Current account value split by fund, sex and attained age.

2.      Cash surrender value split by attained age

                                   SCHEDULE E
                                ANNUAL REPORTING

Notification of any change in fund structure, e.g., addition or deletion of fund, change in investment policy or fund manager, etc., that would require a change to the Prospectus.

                                   SCHEDULE F
                               FUNDS OR ACCOUNTS

STOCK FUNDS
Smith Barney Income & Growth Portfolio
Alliance Growth Portfolio
American Capital Enterprise Portfolio
Smith Barney International Equity Portfolio
Smith Barney Pacific Basin Portfolio
Smith Barney Total Return Portfolio

BOND FUNDS
TBC Managed Income Portfolio
Putnam Diversified Income Portfolio
G. T. Global Strategic Income Portfolio
Smith Barney High Income Portfolio

ASSET ALLOCATION/BALANCED FUNDS
MFS Total Return Portfolio

MONEY FUNDS
Smith Barney Money Market Portfolio

FIXED ACCOUNT
Travelers Fixed Account

                                   AMENDMENT

                                     No. 1

This Amendment, made by and between THE TRAVELERS LIFE AND ANNUITY COMPANY, (referred to as the Reinsured), and TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, (referred to as the Reinsurer), is attached to and becomes a part of the Automatic Annuity Reinsurance Agreement (No. 7023-1), dated July 1, 1995.

                                       1.

     The following Funds or Accounts and their effective dates are added to Schedule F:

     AIM Capital Appreciation Portfolio     Effective October 9, 1995
     MFS Emerging Growth Portfolio          Effective October 31, 1996
     Smith Barney Concert Series            Effective March 10, 1997

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

Executed in duplicate by               Executed in duplicate by
THE TRAVELERS LIFE                     TRANSAMERICA OCCIDENTAL
AND ANNUITY COMPANY                    LIFE INSURANCE COMPANY
at Hartford, Connecticut,              at Charlotte, North Carolina,
on December 18, 1997.                  on July 30, 1997.

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title Actuary                          Second Vice President

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title Counsel                          Vice President

                                                                              SK

                                   AMENDMENT

                                     NO. 2

This Amendment, effective June 1, 1997, made by and between THE TRAVELERS LIFE AND ANNUITY COMPANY, (referred to as the Reinsured), and TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, (referred to as the Reinsurer), is attached to and becomes a part of the Automatic Annuity Reinsurance Agreement (No. 7023-1), dated July 1, 1995

                                       1.

     The Reinsured and the Reinsurer hereby agree that any new Flexible Premium Deferred Variable Annuity Policies which include the Enhanced Death Benefit and which have a Contract Date of June 1, 1997 or later will not be reinsured under this Agreement.


This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

Executed in duplicate by               Executed in duplicate by
THE TRAVELERS LIFE                     TRANSAMERICA OCCIDENTAL
AND ANNUITY COMPANY                    LIFE INSURANCE COMPANY
at Hartford, Connecticut               at Charlotte, North Carolina,
on December 18, 1997.                  on July 30, 1997.

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title Actuary                          Second Vice President

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title Counsel                          Vice President

                                                                              SK

                                   AMENDMENT

                                     No. 3

This Amendment, effective June 30, 1998, made by and between THE TRAVELERS LIFE AND ANNUITY COMPANY, (referred to as the Reinsured), and TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, (referred to as the Reinsurer), is attached to and becomes a part of the Automatic Annuity Reinsurance Agreement (No. 7023-1), dated July 1, 1995.

                                       1.

     The Reinsured and the Reinsurer hereby agree that this Agreement is terminated for new business with contracts dates of July 1, 1998 and later.


This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

Executed in duplicate by               Executed in duplicate by
THE TRAVELERS LIFE                     TRANSAMERICA OCCIDENTAL
AND ANNUITY COMPANY                    LIFE INSURANCE COMPANY
at Hartford, Connecticut,              at Charlotte, North Carolina,
on May 6, 1998.                        on January 2, 1998.

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title Actuary                          Second Vice President

By: /s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    Title Counsel                          Vice President

                                                                              SK

                       CONFIDENTIALITY AGREEMENT ADDENDUM

     This Confidentiality Agreement Addendum is entered into by and between TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY (hereinafter referred to as "we" and "us") and THE TRAVELERS INSURANCE COMPANY (hereinafter referred to as "you") and amends the reinsurance agreement(s) between the parties effective July 1, 2002.

     We agree to protect and hold all nonpublic personal policyholder information you provide to us in conjunction with a reinsurance agreement in strict confidence and to take reasonable steps necessary to protect the nonpublic personal information from unauthorized or inadvertent disclosure. Nonpublic personal information includes health information, financial information and other information provided to us in conjunction with carrying out our obligations under a reinsurance agreement with your company.

     It is understood and the parties agree that we will not be prohibited from disclosing such nonpublic personal information as might be necessary for purposes of retrocession of the reinsured business, during the course of external audits, or as required by applicable law or court order.

     Our obligation to maintain the confidentiality of nonpublic personal information provided to us shall survive termination of the reinsurance agreement and shall remain in effect for as long as the nonpublic personal information remains in our possession.

Executed on behalf of:

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

BY: /s/ [ILLEGIBLE]                    BY: /s/ [ILLEGIBLE]
    ---------------------                  -------------------------
    VICE PRESIDENT                         VICE PRESIDENT

DATE: 7/23/02                          DATE: 7/23/02

THE TRAVELERS INSURANCE COMPANY

BY: /s/ [ILLEGIBLE]                    BY:
    ---------------------                  -------------------------
    TITLE: [ILLEGIBLE]                     TITLE:

DATE: 9/12/02                          DATE:
                                             -----------------------